EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of June 3, 2013 by and between Reading International, Inc., a Nevada corporation, (the “Company”), and James J. Cotter, Jr. (the “Executive”).

1.        Term of Employment

Subject to the provisions of Section 10 below, the Company shall employ the Executive, and the Executive shall serve the Company in the capacity of President for a term commencing as of June 3, 2013 and ending that date which is twelve (12) months after either party provides the other party with written notice of termination (the “Term of Employment”).

2.        Duties

During the Term of Employment, the Executive will serve as the Company’s President and will report directly to the Chief Executive Officer.   The Executive shall devote substantially all of his business time to the Company and shall perform such duties, consistent with his status as President of the Company, as he may be assigned from time to time by the Chief Executive Officer.

3.        Compensation

During the Term of Employment, the Company shall pay to the Executive as compensation for the performance of his duties and obligations hereunder a salary at the rate of $335,000 per annum during each year of the term of this Agreement.  Such salary shall be paid in accordance with the Company’s standard payment practices.

4.        Expenses and Other Benefits

All travel, entertainment and other reasonable business expenses incident to the rendering of services by the Executive hereunder will be promptly paid or reimbursed by the Company subject to submission by the Executive in accordance with the Company’s policies in effect from time to time.  The Executive shall be entitled to a vehicle allowance of $15,000, per annum.

The Executive shall be entitled during the Term of Employment to participate in employee benefit and welfare plans and programs of the Company including, without any limitation, any key man or executive long term disability insurance and employee stock option plans to the extent that any other senior executives or officers of the Company or its subsidiaries are eligible to participate and subject to the provisions, rules, regulations, and laws applicable thereto. The Executive shall immediately be granted 100,000 employee stock options, which options shall vest annually over a five (5) year period.

5.        Death or Disability

This Agreement shall be terminated by the death of the Executive and also may be terminated by the Board of Directors of the Company if the Executive shall be rendered incapable by illness or any physical or mental disability (individually, a “disability”) from substantially complying with the terms, conditions and provisions to be observed and performed on his part for a continuous period in excess of three (3) months or ninety (90) days in the aggregate during any twelve (12) months during the Term of Employment.

6.        Disclosure of Information; Inventions and Discoveries

The Executive shall promptly disclose to the Company all processes, trademarks, inventions, improvements, discoveries and other information (collectively, “developments”) directly related to the business of the Company conceived, developed or acquired by him alone or with others during the Term of Employment by the Company, whether or not during regular working hours or through the use of material or facilities of the Company.  All such developments shall be the sole and exclusive property of the Company, and upon request the Executive shall deliver to the Company all drawings, sketches, models and other data and records relating to such development.  In the event any such development shall be deemed by the Company to be patentable, the Executive shall, at the expense of the Company, assist the Company in obtaining a patent or patents thereon and execute all documents and do all other things necessary or proper to obtain letters patent and invest the Company with full title thereto.

7.        Non-Competition

The Company and the Executive agree that the services rendered by the Executive hereunder are unique and irreplaceable.  During his employment by the Company, the Executive shall not provide any type of services to any business that in the reasonable judgment of the Company is, or as a result of the Executive’s engagement or participation would become, directly competitive with any aspect of the business of the Company.

8.        Non-Disclosure

The Executive will not at any time after the date of this Employment Agreement divulge, furnish or make accessible to anyone (otherwise than in the regular course of business of the Company) any knowledge or information with respect to confidential matters of the Company, except to the extent such disclosure is (a) in the performance of his duties under this Agreement, (b) required by applicable law, (c) authorized in writing by the Company, or (d) when required to do so by legal process, that requires him to divulge, disclose or make accessible such information.

9.        Remedies

The Company may pursue any appropriate legal, equitable or other remedy, including injunctive relief, in respect of any failure by the Executive to comply with the provisions of Sections 6, 7 or 8 hereof, it being acknowledged by the Executive that the remedy at law for any such failure would be inadequate.

10.      Termination

            This Agreement and the Executive’s employment with the Company may be terminated by the Board of Directors of the Company (i) in the event of the Executive’s fraud, embezzlement or any other illegal act committed intentionally by Executive in connection with Executive’s duties as an executive of the Company which causes or may reasonably be expected to cause substantial economic injury to the Company or (ii) upon thirty  (30) days’ notice to the Executive if the Executive shall be in material breach of any material provision of this Employment Agreement other than as provided in clause (i) above and shall have failed to cure such breach during such thirty (30) day period (the events in (i) and (ii) shall constitute “Cause”).  Any such notice to the Executive shall specify with particularity the reason for termination or proposed termination.  In the event of termination under this Section 10 or under Section 5 (except as provided therein), the Company’s unaccrued obligations under this Agreement shall cease and the Executive shall forfeit all right to receive any unaccrued compensation or benefits hereunder but shall have the right to reimbursement of expenses already incurred.  If the Company terminates Executive without Cause, the Executive shall be entitled to compensation and benefits which he was receiving for a period of twelve months from such notice of termination.  Notwithstanding any termination of the Agreement pursuant to this Section 10 or by reason of disability under Section 5, the Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Sections 6, 7 and 8 (unless this Agreement is terminated on account of the breach hereof by the Company) of this Agreement.

            In the event of any termination, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the

Executive from other employment or self-employment shall not be offset against any obligations of the Company to the Executive under this Agreement. The Company's obligations hereunder and the Executive's rights to payment shall not be subject to any right of set-off, counterclaim or other deduction by the Company not in the nature of customary withholding, other than in any judicial proceeding or arbitration.

11.      Resignation

In the event that the Executive’s services hereunder are terminated under Section 5 or 10 of this Agreement (except by death), the Executive agrees that he will deliver his written resignation to the Board of Directors, such resignation to become effective immediately.

12.      Data

Upon expiration of the Term of Employment or termination pursuant to Section 5 or 10 hereof, the Executive or his personal representative shall promptly deliver to the Company all books, memoranda, plans, records and written data of every kind relating to the business and affairs of the Company which are then in his possession on account of his employment hereunder, but excluding all such materials in the Executive’s possession which are personal and not property of the Company or which he holds on account of his past or current status as a director or shareholder of the Company.

13.      Arbitration

Any dispute or controversy arising under this Agreement or relating to its interpretation or the breach hereof, including the arbitrability of any such dispute or controversy, shall be determined and settled by arbitration in Los Angeles, California pursuant to the Rules then obtaining of the American Arbitration Association.  Any award rendered herein shall be final and binding on each and all of the parties, and judgment may be entered thereon in any court of competent jurisdiction.

14.      Waiver of Breach

Any waiver of any breach of this Employment Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

15.      Assignment

Neither party hereto may assign his or its rights or delegate his or its duties under this Employment Agreement without the prior written consent of the other party; provided, however, that this Agreement shall inure to the benefit of and be binding upon the successors and assignees of the Company, upon (a) a sale of all or substantially all of the Company’s assets, or upon merger or consolidation of the Company with or into any other corporation, and (b) upon delivery on the effective day of such sale, merger or consolidation to the Executive of a binding instrument of assumption by such successors and assigns of the rights and liabilities of the Company under this Agreement, provided, however, that no such assignment or transfer will relieve the Company from its payment obligations hereunder in the event the transferee or assignee fails to timely discharge them.  No rights or obligations of the Executive under this Agreement may be assigned or transferred other than his rights to compensation and benefits, which may be transferred by will or operation of law or as otherwise specifically provided or permitted hereunder or under the terms of any applicable employee benefit plan.

16.      Notices

Any notice required or desired to be given hereunder shall be in writing and shall be deemed sufficiently given when delivered or 3 days after mailing in United States certified or registered mail, postage prepaid, to the party for whom intended at the following address:

The Company:

Reading International, Inc.

6100 Center Drive, Suite 900

Los Angeles, CA 90045

The Executive:

James J. Cotter, Jr.

Reading International, Inc.

6100 Center Drive, Suite 900

Los Angeles, CA 90045

or to such other address as either party may from time to time designate by like notice to the other.

17.      General

The terms and provisions of this Agreement shall constitute the entire agreement by the Company and the Executive with respect to the subject matter hereof, and shall supersede any and all prior agreements or understandings between the Executive and the Company, whether written or oral.  This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company, and any such amendment or modification or any termination of this Agreement shall become effective only after written approval thereof has been received by the Executive.  This Agreement shall be governed by and construed in accordance with California law.  In the event that any terms or provisions of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining terms and provisions hereof.  In the event of any judicial, arbitral or other proceeding between the parties hereto with respect to the subject matter hereof, the prevailing party shall be entitled, in addition to all other relief, to reasonable attorneys’ fees and expenses and court costs.

18.      Indemnification

The Company shall indemnify the Executive to the fullest extent permitted by law in effect as of the date hereof, or as hereafter amended, against all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, fines, penalties, and amounts paid in settlement) reasonably incurred by the Executive in connection with a Proceeding. For the purposes of this section, a "Proceeding" shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which the Executive is made, or is threatened to be made, a party to, or a witness in, such action, suit or proceeding by reason of the fact that he is or was an officer, director or employee of the Company or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

READING INTERNATIONAL, INC.

By: /s/ James J. Cotter, Sr.

James J. Cotter, Sr.

AGREED TO AND ACCEPTED:

By: /s/ James J. Cotter, Jr.

James J. Cotter, Jr.